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                                                                     Exhibit 4.3

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT AND ANY APPLICABLE STATE SECURITIES LAW OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL SATISFACTORY TO PAYOR THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN AMENDED AND RESTATED SHAREHOLDERS' AGREEMENT DATED JUNE 16, 1998 BY AND BETWEEN PRIMIS, INC. AND CERTAIN OF ITS SHAREHOLDERS.

$____________                                                 November ___, 1999

                                  PRIMIS, INC.

                           CONVERTIBLE PROMISSORY NOTE

                  For value received, Primis, Inc., a Georgia corporation ("Payor"), having an address of Suite 320, 11475 Great Oaks Way, Alpharetta, Georgia 30022, promises to pay to ___________, or its assigns ("Holder"), having an address of __________________________, the principal sum of __________________ ($____________), together with all accrued and unpaid interest thereon as set forth below.

                  Interest on the unpaid principal balance of this Note shall accrue at the rate of eight percent (8%) per annum compounded annually commencing on the date hereof, and shall be payable in a single installment at maturity as set forth below. All interest on this Note shall be computed daily on the basis of the actual number of days elapsed over a year assumed to consist of three hundred sixty (360) days. If not automatically converted at an earlier date as provided below, (i) the entire unpaid balance of principal and all accrued and unpaid interest shall be due and payable one hundred eighty (180) days following the date hereof (the "Maturity Date"), or (ii) Holder, at its election, may convert this Note on or prior to the Maturity Date into the number of shares of Series C Convertible Preferred Stock of the Company (the "Series C Preferred Stock") obtained by dividing (a) the outstanding principal balance of, and all accrued and unpaid interest on, this Note as of the date that is fifteen
(15) days from the date written notice is given by Holder to Payor of Holder's election to convert this Note, by (b) $15.31 (as adjusted for any stock split, combination, consolidation or stock distributions or stock dividends or recapitalizations or the like) (the "Conversion Price Per Share"). Payor shall provide Holder with at least ten (10) days notice prior to the closing of any Sale of the Company. Sale of the Company shall mean (a) a sale or transfer of all or substantially all of the Company's assets or (b) the acquisition of the Company by another entity by means of merger, consolidation or other


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transaction or series of related transactions resulting in the exchange of the outstanding shares of the Company's capital stock such that the Company's shareholders prior to such transaction own, directly or indirectly, less than fifty percent (50%) of the voting power of the surviving entity or the entity that owns 100% of the outstanding voting securities of such surviving entity.

                  At the closing of a Qualifying Equity Financing (as defined below) on or before the Maturity Date, the entire outstanding principal balance of, and all accrued and unpaid interest on, this Note shall be automatically converted into the number of shares of stock issued by Payor in such Qualifying Equity Financing as is obtained by dividing (a) the outstanding principal balance of, and all accrued and unpaid interest on, this Note as of the closing date of the Qualified Equity Financing by (b) the lower of the Conversion Price Per Share and the price per share of the stock issued in the Qualified Equity Financing. A "Qualified Equity Financing" shall mean an equity financing in which Payor sells equity securities and obtains gross cash proceeds (including conversion of this Note or other notes issued in this series of notes on or about the date hereof) in an amount not less than Twenty Million Dollars ($20,000,000). If this Note is automatically converted, written notice shall be delivered to Holder at the address of Holder first set forth above or at such other address as may be designated in writing by Holder, notifying Holder of the conversion, specifying the principal amount of the Note converted, the amount of accrued and unpaid interest converted, the date of such conversion and calling upon such Holder to surrender this Note to Payor in exchange for equity securities of Payor as provided herein, in the manner and at the place designated by Payor.

                  As promptly as practicable after the conversion of this Note, Payor at its expense will issue and deliver to Holder, upon surrender of this Note, a certificate or certificates for the number of full shares of equity securities issuable upon such conversion. The issuance of such equity securities shall be deemed to have been made, as applicable, either (i) immediately prior to the close of business on the date of the closing of the Qualified Equity Financing, or (ii) immediately prior to the close of business on the date which is fifteen (15) days from the date written notice is given by Holder to Payor of Holder's election to convert this Note into Series C Preferred Stock, and the person or persons entitled to receive the shares of equity securities upon conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of equity securities as of such date. No fractional shares of equity securities shall be issued upon payment of this Note. In lieu of Payor issuing any fractional shares to Holder, Payor shall pay to Holder the amount of outstanding principal and interest that is not paid in shares of equity securities, such payment to be made by check or in immediately available funds.

                  All payments of interest and principal shall be in lawful money of the United States of America, and shall be made in immediately available funds to Holder at the address first set forth above in this Note or to such other person or entity or at such other address as may be designated in writing by Holder. All payments shall be applied first to costs of collection, if any, then to accrued and unpaid interest, and thereafter to principal. Payor reserves the right to prepay this Note in whole or in part at any time or from time to time upon five (5) days' prior written notice to Holder (as provided above), without penalty, additional fees or premium.

                  Payor hereby waives demand, notice, presentment, protest and notice of dishonor.


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                  If there is any default under this Note, and this Note is
placed in the hands of an attorney for collection or is collected through any court, including any bankruptcy court, Payor promises to pay to Holder its reasonable attorneys' fees and court costs incurred in collecting or attempting to collect or securing or attempting to secure this Note, provided the same is legally allowed by the laws of the State of Georgia.

                  If any provision, or portion thereof, of this Note, or the application thereof to any persons or circumstances shall to any extent be invalid or unenforceable, the remainder of this Note, or the application of such provision, or portion thereof, to any other person or circumstances shall not be affected thereby, and each provision of this Note shall be valid and enforceable to the fullest extent permitted by law.

                  This Note, including matters of construction, validity and performance, and the obligations arising hereunder, shall be construed in accordance with and otherwise governed in all respects by the laws of the State of Georgia applicable to contracts made and performed in such state and any applicable law of the United States of America.

                  Failure of Holder to exercise any of its rights and remedies shall not constitute a waiver of the right to exercise the same at that or any other time. All rights and remedies of Holder for default under this Note shall be cumulative to the greatest extent permitted by law. Time is of the essence in the payment of all principal and interest on this Note and the performance of Payor's obligations hereunder.

                  The Payor and any holder of this Note acknowledge that the indebtedness of the Payor on this Note is subordinate to the indebtedness, if any, of the Payor to Silicon Valley Bank, pursuant to that certain Loan and Security Agreement, dated as of August 30, by and between the Payor and Silicon Valley Bank.

                  This Note is being issued as one of a series of notes issued by Payor on or about the date hereof and any of the terms of this Note (including, without limitation, the Maturity Date, the rate of interest, and the conversion features) may be waived or modified only in writing, signed by Payor and holders of two thirds (2/3) in principal amount of all notes issued by Payor in such series.

                                           PRIMIS, INC.

                                         By: ___________________________________
                                             C. James Schaper, President and CEO